Exhibit 4.4

Wells Fargo & Company
420 Montgomery Street, 2nd Floor
San Francisco, California 94104

December 31, 2008

U.S. Bank National Association
100 Wall Street, 16th Floor
New York, NY 10005
Attention: Patrick Crowley

Ladies and Gentlemen:

          We refer to the Deposit Agreement, dated as of December 21, 2007 (the “Deposit Agreement”), by and among Wachovia Corporation, a North Carolina corporation (“Wachovia”), U.S. Bank National Association, a national banking association formed under the laws of the United States (the “Depositary”), and all holders from time to time of Receipts issued thereunder. Capitalized terms used but not defined in this letter agreement shall have the meanings given to such terms in the Deposit Agreement. We also refer to the Agreement and Plan of Merger, dated as of October 3, 2008 (the “Merger Agreement”), as amended, by and between Wells Fargo & Company, a Delaware corporation (“Wells Fargo”) and Wachovia. In consideration of the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Wells Fargo agrees as follows:

          Effective immediately on the Effective Time (as defined in the Merger Agreement) and without any further action by any person, (a) Wells Fargo shall automatically assume hereby the rights, duties and obligations of Wachovia under the Deposit Agreement; and (b) Wells Fargo (as successor-in-interest to Wachovia) hereby instructs the Depositary pursuant to Section 4.6 of the Deposit Agreement to treat the 2,300,000 shares of Wells Fargo 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, no par value per share, $1,000 liquidation preference per share (the “Series J Preferred Stock”) delivered herewith to the Depositary in exchange for the Stock as new deposited property under the Deposit Agreement, and Receipts outstanding shall thereafter represent the proportionate interests of holders thereof in the Series J Preferred Stock so received in exchange for such Stock. The Depositary may in its discretion execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such newly deposited Series J Stock. Following such exchange, references to “Stock” in the Deposit Agreement shall be references to the Series J Preferred Stock. Wells Fargo covenants to promptly advise the Depositary in writing of the occurrence of the Effective Time and the date thereof.

          Wells Fargo hereby represents and warrants to the Depositary that the Series J Preferred Stock on the Effective Time will be duly authorized and validly issued to the Depositary and will be fully paid and non-assessable. Wells Fargo further represents and warrants that the Series J Preferred Stock will have the rights, privileges, powers and preferences substantially identical to those of the Stock as contemplated by Section 1.9 of the Merger Agreement.

          Wells Fargo hereby acknowledges that the Depositary’s execution and delivery of this letter shall not be deemed to constitute the Depositary’s consent or approval of the Merger Agreement or the transactions contemplated thereby or the waiver of any rights it may have or may have had as a holder of the Stock or of the Series J Preferred Stock.

          Please acknowledge your understanding of our agreement as set forth herein by signing this letter in the space provided below and returning a copy to the undersigned. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable conflicts of law principles.

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                                                                                                               Very truly yours,

                                                                                                               WELLS FARGO & COMPANY

                                                                                                               By: _________________________
                                                                                                               Name:
                                                                                                               Title:

Accepted and agreed to as of
the date set forth above:

U.S. BANK NATIONAL ASSOCIATION

By: __________________________
Name:
Title: